Exhibit 99.1

Amarantus Effects Capital Restructuring in Anticipation of National Exchange Listing

-Company Announces 1-for-150 Reverse Stock Split-

SAN FRANCISCO, CA, and GENEVA, SWITZERLAND – May 22, 2015 - Amarantus BioSciences Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on developing therapeutic and diagnostic products for neurological disorders and orphan indications, announced that it has implemented a 1-for-150 reverse stock split of its common stock. Trading on a split adjusted basis will occur upon final approval from FINRA. A new CUSIP number for the common shares will be issued in connection with the reverse split.

“With our Company having recently achieved a number of important scientific and business milestones, we are confident that we have built a solid foundation for Amarantus and are now ready to take the steps necessary to elevate our Company to the next level. Achieving an up-listing to a national stock exchange this year is an integral part of our overall corporate strategy to maximize the value of Amarantus and this reverse stock split is an important step in enabling the Company to achieve that goal,” said Gerald E. Commissiong, President & CEO of Amarantus. “We remain committed to advancing Amarantus to its next phase of growth in order to unlock the true value and potential of our Company. We are confident that our Company will now be better positioned for appreciation through increased visibility and the deliberate expansion of the shareholder base as we achieve important value building milestones in our therapeutic and diagnostics divisions.”

“The core fundamentals of Amarantus have never been stronger, with the upcoming initiation of our Phase 2b clinical study of our lead product candidate, eltoprazine, in Parkinson’s disease levodopa-induced dyskinesia and the pending strategic transaction in our diagnostics division. In addition, we believe the potential addition of the clinical-stage orphan candidate ESS, as part of the potential acquisition of Cutanogen Corporation from Lonza, will complement our orphan preclinical MANF programs, while adding a second clinical-stage therapeutic program to bolster our pipeline. Further, the Company has made significant progress in the evaluation of strategic options for our wholly-owned subsidiary Amarantus Diagnostics, and we expect to begin the implementation phase shortly, with a view of potentially returning capital to shareholders in 2015,” commented Robert Farrell, Chief Financial Officer of the Company.

“Taken together, we believe the pending catalytic events in both our therapeutics and diagnostics divisions provide a sound rationale for us to begin participating in the broader capital markets, so that our shareholders may begin to realize value from our rich pipeline. With this, management and the Board believe now is the right time to move forward with our uplisting strategy in earnest,” concluded Mr. Farrell.

As a result of the stock split, every 150 shares of issued and outstanding common stock will be converted into 1 share of common stock. Upon FINRA approval the Company's common stock will temporarily trade on the OTCQB under the symbol "AMBSD," for a period of 20 trading days after which time the symbol will revert back to AMBS. The temporary “D” at the end of the Company’s stock symbol signifies that the reverse stock split has occurred. Following the reverse split, there will be approximately 7 million common shares outstanding.

All fractional shares created by the reverse stock split will be rounded to the nearest whole share. If the fraction created is one half or less, it will be rounded down to the nearest whole share. If the fraction is more than one half, it will be rounded up to the nearest whole share. Each shareholder will get at least one share.

The Company's transfer agent, VStock Transfer, LLC, will adjust its records to reflect each shareholder's post-split position. Share adjustments to physical stock certificates can be made upon surrender of the certificate to the transfer agent. Please contact VStock Transfer, LLC for further information at (212) 828-8436 or toll-free at (855)-9VSTOCK or by email at info@vstocktransfer.com.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology, psychiatry, ophthalmology and regenerative medicine. AMBS’ Therapeutics division has development rights to eltoprazine, a Phase 2b ready small molecule indicated for Parkinson's disease levodopa-induced dyskinesia, adult ADHD and Alzheimer’s aggression, and owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS’ Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF’s discovery.

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

Jenene Thomas Communications, LLC

Investor Relations and Corporate Communications Advisor

T: (US) 908.938.1475

E: jenene@jenenethomascommunications.com

Source: Amarantus Bioscience Holdings, Inc.

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